Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Second Quarter 2020 Financial and Operating Results

Strong execution of plans to optimize cash flow and control costs led to total debt reduction of $49.6 million

TULSA, OKLAHOMA, July 27, 2020 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported a net loss attributable to ARLP of $46.7 million, or $(0.37) per basic and diluted limited partner unit for the quarter ended June 30, 2020 (the "2020 Quarter") compared to net income attributable to ARLP of $58.1 million, or $0.44 per basic and diluted limited partner unit for the quarter ended June 30, 2019 (the "2019 Quarter").  The decrease in net income attributable to ARLP in the 2020 Quarter was primarily due to our decision to temporarily cease coal production at five of our seven mining complexes at the beginning of the 2020 Quarter in response to the impacts of the COVID-19 pandemic and coal market deterioration.  Production days were cut in half compared to the quarter ended March 31, 2020 (the "Sequential Quarter") as we gradually resumed production during the 2020 Quarter. (Unless otherwise noted, all references in this release to "net income (loss)" refer to "net income (loss) attributable to ARLP.")

"As we cautioned in ARLP’s last earnings release, we expected the energy demand destruction caused by the COVID-19 pandemic to negatively impact our results for the 2020 Quarter," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "For the first half of 2020 coal-fired generation in the eastern U.S. declined 33% compared to the same time period in 2019.  Demand for oil and natural gas also fell precipitously, driving commodity prices lower and leading operators to curtail production. As a result, Consolidated Segment Adjusted EBITDA for the 2020 Quarter was $62.1 million compared to $165.3 million in the 2019 Quarter and $111.7 million in the Sequential Quarter.  While the pandemic continues to create uncertainty in the global economy and suppress energy demand, our customers have indicated their intention to take all tons contracted for this year."

Operations Update

In response to the impacts of the COVID-19 pandemic and coal market deterioration, ARLP announced earlier this year that it would temporarily halt production operations at all of its mining complexes in the Illinois Basin and its MC Mining complex in East Kentucky (see March 30, 2020 and April 9, 2020 Press Releases). With an objective of reducing coal production to match existing contracted sales commitments for 2020, currently targeted at 27.0 million tons and 28.0 million tons, respectively, we planned to curtail production at these operations as long as it was possible to meet customer requirements from existing coal inventories. Throughout the 2020 Quarter, ARLP monitored coal inventories at each location and worked closely with customers to determine when it would be necessary to resume coal production.  Consistent with this plan, underground production operations resumed in May at the River View and Warrior mines in the Illinois Basin and subsequently at each of the remaining mining complexes – Gibson and Hamilton in the Illinois Basin and MC Mining in Appalachia. All seven of our mining complexes are now producing coal.  However, several of these mines are running at less than capacity due to a limited spot market in the U.S. and a seaborne market that continues to be sub-economic for U.S. production.

Safety First has been the highest priority at ARLP throughout our history and this focus has never been more important than today.  Our operating teams have successfully overcome the challenges created by pandemic-related disruptions delivering record safety results during the first half of this year.  In response to the pandemic, ARLP quickly implemented and has continued to enhance health and safety protocols designed to contain and mitigate the risk of infection from COVID-19.  The safety of our employees, their families and communities as well as vendors and suppliers visiting our locations remain a priority for ARLP.

In the 2020 Quarter, production volumes from our oil & gas mineral interests increased 16.4% compared to the 2019 Quarter, primarily as a result of additional mineral interests acquired in the Wing Acquisition. Due to the pandemic, oil & gas volumes declined as operators responded to lower demand and weak commodity prices by shutting in wells leading to a 17.0% reduction in production volumes compared to the Sequential Quarter. Weak commodity prices also drove ARLP’s average sales price realization per BOE in the 2020 Quarter lower by 44.0% and 34.3% compared to the 2019 and Sequential Quarters, respectively.  For the 2020 Quarter, lower prices more than offset the benefit of increased volumes, resulting in a 38.0% decline in Segment Adjusted EBITDA for our Minerals segment compared to the 2019 Quarter.  Sequentially, lower prices and volumes combined to reduce Segment Adjusted EBITDA from Minerals by 50.0%.

Financial and Liquidity Update

As previously reported, ARLP has undertaken numerous efforts to optimize cash flows, reduce working capital requirements and strictly control capital expenditures and expenses and these efforts have yielded significant positive impacts to date. Working capital declined 29.6% from the Sequential Quarter, primarily due to inventory falling by $36.1 million as coal inventories were reduced by 862,000 tons during the 2020 Quarter. Cost control initiatives have also lowered capital expenditures and general and administrative expenses, which declined during the first six months of 2020 by 49.1% and 27.0%, respectively, compared to the same period in 2019.

During the 2020 Quarter, ARLP increased free cash flow by $29.2 million, improved liquidity by $40.2 million and reduced total debt by $49.6 million, all as compared to the Sequential Quarter, reflecting our sharp focus on managing for cash in the current environment. Although total leverage increased to 1.82 times at the end of the 2020 Quarter, ARLP’s balance sheet remains strong and comfortably in compliance with all debt covenants, including its total leverage covenant of 2.5 times.  (For a definition of free cash flow and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

As previously announced, the Board of Directors of ARLP’s general partner (the "Board") suspended the cash distribution to unitholders for the 2020 Quarter. While we continue to believe that a sustainable distribution is an important contributor to long-term value for ARLP’s unitholders, strengthening and protecting our balance sheet is our immediate objective.  Consequently, at its quarterly meeting last week, the Board extended the suspension of distributions through the quarter

ending September 30, 2020.   The Board will continue to evaluate economic conditions and intends to reassess its distribution decision following the third quarter of this year.

Consolidated Financial Results

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

The ongoing effects of the COVID-19 pandemic significantly impacted our financial and operating results for the 2020 Quarter.   Total revenues for the 2020 Quarter decreased to $255.2 million compared to $517.1 million for the 2019 Quarter.  Operating expenses of $187.2 million for the 2020 Quarter were also lower compared to $314.3 million in the 2019 Quarter.

Coal Operations –

Weak coal demand, caused in large part by the COVID-19 pandemic, led coal sales volumes lower to 5.2 million tons in the 2020 Quarter, compared to 10.2 million tons in  the 2019 Quarter, resulting in a 48.8% decrease in coal sales revenues to $236.3 million, compared to $461.3 million for the 2019 Quarter.  Primarily due to reduced coal shipments to international markets, transportation revenues and expenses decreased to $5.8 million from $32.6 million.  Other revenues in the 2020 Quarter decreased by $5.4 million to $5.3 million primarily due to reduced sales of mining technology products by our Matrix Design subsidiary and lower volumes at our Mt. Vernon transloading facility.

Reflecting ARLP’s decision to temporarily idle production at certain mines during the 2020 Quarter, coal production volumes fell 56.9% to 4.3 million tons.  Primarily as a result of lower coal volumes, combined operating expenses and outside coal purchases for our coal operations decreased 41.5% from the 2019 Quarter to $185.8 million.  Segment Adjusted EBITDA Expense per ton increased 15.6% in the 2020 Quarter to $35.95 per ton, compared to $31.11 per ton in the 2019 Quarter. The increase is attributed primarily to the per ton cost impact of lower coal volumes, increased inventory charges, a $0.60 per ton government-imposed increase in the federal black lung excise tax, effective January 1, 2020, and higher severance taxes per ton due to the mix of coal sales from various states during the 2020 Quarter.  Lower coal sales revenues, partially offset by lower expenses, caused total Segment Adjusted EBITDA from our coal operations to decline 64.2% to $55.2 million in the 2020 Quarter, compared to $154.2 million for the 2019 Quarter. (For a definition of Segment Adjusted EBITDA Expense, Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Minerals –

For the 2020 Quarter, our mineral interests contributed total revenues of $7.8 million from oil & gas royalties and lease bonuses, compared to $12.4 million for the 2019 Quarter.  The decrease in revenues is primarily due to lower oil & gas sales price realizations resulting from reduced demand amid the COVID-19 pandemic. Partially offsetting lower prices, revenues benefited from higher volumes as a result of the Wing Acquisition in August 2019 as well as continued drilling and development activity on our mineral interests.  Our Minerals segment contributed Segment Adjusted EBITDA of $6.9 million for the 2020 Quarter, compared to a contribution of $11.1 million for the 2019 Quarter.

ARLP’s expense reduction initiatives drove general and administrative expenses lower to $13.8 million in the 2020 Quarter, a reduction of $5.7 million compared to the 2019 Quarter.  Compared to the 2019 Quarter, depreciation, depletion and amortization increased 8.6% to $83.6 million primarily due to charges related to increased sales from coal inventory and increased oil & gas production from our Minerals segment in the 2020 Quarter.

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

Total revenues decreased 41.9% to $606.0 million for the six months ended June 30, 2020 (the "2020 Period") compared to $1.04 billion for the six months ended June 30, 2019 (the "2019 Period") due to lower coal sales, transportation revenues and revenues from our mineral interests resulting from weak market conditions and disruptions caused by the COVID-19 pandemic.  Lower revenues and non-cash impairment charges of $157.0 million, partially offset by lower operating expenses contributed to a net loss attributable to ARLP of $191.4 million, or $(1.51) per basic and diluted limited partner unit for the 2020 Period.  This compares to net income attributable to ARLP of $334.5 million, or $2.57 per basic and diluted limited partner unit for the 2019 Period, which included a non-cash net gain of $170.0 million related to the AllDale Acquisition.  Excluding the impact of non-cash items (each described in more detail below), Adjusted net income (loss) attributable to ARLP and Adjusted EBITDA for the 2020 Period decreased to $(34.4) million and $146.5 million, respectively, compared to $164.5 million and $334.6 million, respectively, for the 2019 Period.  (For a definition of EBITDA, Adjusted net income (loss) attributable to ARLP, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Coal Operations –

Due to reduced coal sales volumes and prices, coal sales revenues for the 2020 Period decreased 41.2% to $550.9 million, compared to $937.3 million for the 2019 Period.  Tons sold declined 39.4% to 12.4 million tons in the 2020 Period due to reduced volumes across all of our mining operations amid demand destruction for coal-powered electricity caused by the COVID-19 pandemic and low natural gas prices.  Primarily due to reduced shipments of thermal and metallurgical coal to international markets, coal sales price realizations declined 2.9% in the 2020 Period to $44.30 per ton sold, compared to $45.64 per ton sold during the 2019 Period.  Reduced export shipments also impacted transportation revenues and expenses, which declined $52.4 million to $10.5 million in the 2020 Period.

As a result of temporarily idling production at certain mines during the 2020 Period, coal production volumes fell to 12.3 million tons, a reduction of 42.2% compared to the 2019 Period.  Primarily as a result of lower coal volumes, combined operating expenses and outside coal purchases for our coal operations decreased 32.3% to $418.7 million.  Segment Adjusted EBITDA Expense per ton increased 12.1% in the 2020 Period to $33.79 per ton, compared to $30.13 per ton in the 2019 Period. The increase is attributed primarily to the per ton cost impact of lower coal volumes, a $0.60 per ton government-imposed increase in the federal black lung excise tax, effective January 1, 2020, and higher severance taxes per ton due to the mix of coal sales from various states during the 2020 Period.  Lower coal sales revenues, partially offset by lower expenses, caused total Segment Adjusted EBITDA from our coal operations to decline 54.8% to $153.1 million in the 2020 Period, compared to $338.8 million for the 2019 Period.

Minerals –

For the 2020 Period, our mineral interests contributed total revenues of $22.1 million from oil & gas royalties and lease bonuses, compared to $23.2 million for the 2019 Period.  The decrease in revenues is primarily due to lower average prices partially offset by higher volumes resulting from the Wing Acquisition in August 2019 as well as continued drilling and development activity on our mineral interests.  Comparative results between the 2020 and 2019 Periods were also impacted by a non-cash acquisition gain of $177.0 million, of which $7.1 million was attributable to non-controlling interest, recorded in the 2019 Period associated with the AllDale Acquisition to reflect the fair value of the interests in AllDale I and II we already owned at the time of the acquisition.  Our Minerals segment contributed net income of $2.2 million to the 2020 Period, compared to $174.6 million for the 2019 Period, which included the acquisition gain.  Excluding the gain, Segment Adjusted EBITDA related to our Minerals segment increased slightly to $20.6 million for the 2020 Period compared to $20.2 million for the 2019 Period.

General and administrative expenses decreased $10.1 million to $27.3 million in the 2020 Period as a result of ARLP’s expense reduction initiatives.

During the 2020 Period, we recorded $157.0 million of non-cash impairment charges, which included a $132.0 million goodwill impairment charge associated with our Hamilton mine and a $25.0 million asset impairment charge due to the permanent closure of our Gibson North mine and a decrease in the fair value of certain mining equipment and greenfield coal reserves.  These non-cash charges reflect the impact of weak coal market conditions and low energy demand caused primarily by the COVID-19 pandemic.

As a result of the redemption by Kodiak Gas Services, LLC of our preferred equity interest for $135.0 million cash in the 2019 Period, ARLP did not realize equity securities income in the 2020 Period, compared to $12.9 million in the 2019 Period.

Segment Results and Analysis

			% Change
	2020 Second	2019 Second	Quarter /	2020 First	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations

Illinois Basin
Tons sold	3.350	7.567	(55.7)%	5.056	(33.7)%
Coal sales price per ton (1)	$40.05	$39.91	0.4%	$39.38	1.7%
Segment Adjusted EBITDA Expense per ton (2)	$32.38	$27.53	17.6%	$29.67	9.1%
Segment Adjusted EBITDA (2)	$26.2	$96.1	(72.8)%	$50.0	(47.7)%

Appalachia
Tons sold	1.836	2.649	(30.7)%	2.195	(16.4)%
Coal sales price per ton (1)	$55.62	$59.63	(6.7)%	$52.64	5.7%
Segment Adjusted EBITDA Expense per ton (2)	$40.28	$39.68	1.5%	$36.31	10.9%
Segment Adjusted EBITDA (2)	$30.5	$53.8	(43.2)%	$47.5	(35.7)%

Total Coal
Tons sold	5.186	10.216	(49.2)%	7.251	(28.5)%
Coal sales price per ton (1)	$45.56	$45.16	0.9%	$43.39	5.0%
Segment Adjusted EBITDA Expense per ton (2)	$35.95	$31.11	15.6%	$32.25	11.5%
Segment Adjusted EBITDA (2)	$55.2	$154.2	(64.2)%	$97.9	(43.7)%

Minerals (3)
Volume - BOE	0.411	0.353	16.4%	0.495	(17.0)%
Volume - oil percentage of BOE	53.3%	41.7%	27.8%	50.8%	4.9%
Average sales price per BOE (3)	$18.92	$33.80	(44.0)%	$28.79	(34.3)%
Segment Adjusted EBITDA Expense (2)	$1.12	$1.77	(36.6)%	$0.88	26.7%
Segment Adjusted EBITDA (2)	$6.9	$11.1	(38.0)%	$13.8	(50.0)%

Consolidated Total (4)
Total revenues	$255.2	$517.1	(50.6)%	$350.8	(27.2)%
Segment Adjusted EBITDA Expense (2)	$187.5	$319.6	(41.3)%	$234.7	(20.1)%
Segment Adjusted EBITDA (2)	$62.1	$165.3	(62.5)%	$111.7	(44.4)%

(1)	Coal sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(3)	Average sales price per BOE is defined as royalty revenues excluding lease bonus revenue divided by total barrels of oil equivalent ("BOE"). BOE for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(4)	Total reflects consolidated results, which include our other and corporate category and eliminations in addition to the Illinois Basin, Appalachia and Minerals segments highlighted above.

In the 2020 Quarter, total coal sales volumes decreased 49.2% and 28.5% compared to the 2019 and Sequential Quarters, respectively, due to the impacts of the COVID-19 pandemic and coal market deterioration.  Compared to the 2019 Quarter, export shipments were down 1.7 million tons.  With coal production curtailed as a result of the temporary cessation of production at various operations in both the Illinois Basin and Appalachian regions, total coal inventory fell to 1.7 million tons at the end of the 2020 Quarter, a decrease of 34.6% compared to the Sequential Quarter.

Compared to the 2019 Quarter, total coal sales prices were higher due to an increased sales mix of higher-priced Appalachia sales tons in the 2020 Quarter.  Appalachia price realizations decreased by 6.7% compared to the 2019 Quarter primarily due to lower metallurgical coal sales prices.  Sequentially, coal sales price per ton sold in the 2020 Quarter increased in both regions primarily due to higher price realizations from our River View and Tunnel Ridge mines and increased sales volumes from our Mettiki mine.

In the Illinois Basin, Segment Adjusted EBITDA Expense per ton in the 2020 Quarter increased 17.6% and 9.1% compared to the 2019 and Sequential Quarters, respectively, primarily as a result of reduced coal volumes.  In Appalachia, Segment Adjusted EBITDA Expense per ton increased 1.5% and 10.9% compared to the 2019 and Sequential Quarters, respectively, as a result of reduced volumes in the region and an increased sales mix of higher-cost Mettiki production in the 2020 Quarter.  Compared to the 2019 Quarter, expenses per ton for both segments were impacted by higher excise and severance taxes and inventory charges discussed above.

Segment Adjusted EBITDA for our Minerals segment decreased 38.0% to $6.9 million in the 2020 Quarter compared to $11.1 million in the 2019 Quarter primarily due to lower sales price realizations per BOE resulting from reduced demand amid the COVID-19 pandemic, partially offset by higher volumes, which increased 16.4% compared to the 2019 Quarter primarily as a result of production from the additional mineral interests acquired in the Wing Acquisition.  Compared to the Sequential Quarter, Segment Adjusted EBITDA decreased 50.0% due to reduced price realizations and volumes resulting from disruptions caused by the pandemic.

Outlook

"As difficult as the last six months have been, we are beginning to see signs of encouragement," said Mr. Craft.  "Businesses are beginning to re-open and economies are slowly coming back to life.  Improved economic activity and favorable weather patterns have increased power demand, lifting month-over-month coal burn in June by 55% in the eastern U.S. and resulting in the first decline in utility stockpiles in nearly a year.  Internationally, the forward price curve has improved and long-term fundamentals remain constructive for coal.  Oil & gas prices are recovering from recent historic lows, encouraging operators to bring wells back into production and complete wells that have already been drilled.  These favorable trends support our cautious optimism that the second half of this year will be better than the first."

Mr. Craft continued, "While early signs of increasing economic activity are encouraging, we are all aware that challenges persist.  With coronavirus cases increasing nationwide, some governors have responded by pausing or reversing re-opening plans ─ potentially jeopardizing nascent recovery efforts.  The timing and pace of recovery remains unclear and a return to normalcy will likely occur gradually as we anxiously await a vaccine. Shrinking revenues and cash flows continue to pressure the coal and oil & gas industries.  Reduced supply and increased demand are needed before a sustained recovery can occur in both industries.  As we continue to manage through these uncertainties, ARLP will remain focused on the wellbeing of our employees, servicing the needs of our customers and protecting our balance sheet.  We remain committed to making the hard choices necessary to emerge from the current environment with a strong foundation that will return ARLP to sustainable growth in cash flows and deliver attractive long-term value for our stakeholders."

A conference call regarding ARLP's 2020 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10146346.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil & gas mineral interests located in strategic producing regions across the United States.

ARLP operates seven coal mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basins.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the impact of COVID-19 both to the execution of our day to day operations including potential closures, as well as to the pandemic's broader impact on demand for coal, oil and natural gas, the financial condition of our customers and suppliers, available liquidity and credit sources and broader economic disruption that is evolving.  In addition, the actions of the major oil producing countries with respect to oil production and prices may have direct and indirect impacts over the near and long term to our Minerals segment.  These risks compound the ongoing risks to our business, including decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changing global economic conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential curtailment of oil & gas production by operators of the properties in which we hold mineral interests due to lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; recent action and the possibility of future action on trade made by United States and foreign governments; the effect of new tariffs and other trade measures; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 20, 2020 and ARLP's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 8, 2020 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Tons Sold	5,186	10,216	12,437	20,537
Tons Produced	4,323	10,036	12,344	21,359
Mineral Interest Volumes (BOE)	411	353	906	680

SALES AND OPERATING REVENUES:
Coal sales	$236,286	$461,310	$550,923	$937,326
Oil & gas royalties	7,786	11,892	22,025	22,285
Transportation revenues	5,757	32,630	10,496	62,868
Other revenues	5,373	11,222	22,521	21,177
Total revenues	255,202	517,054	605,965	1,043,656

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	187,164	314,273	421,506	617,001
Transportation expenses	5,757	32,630	10,496	62,868
Outside coal purchases	—	5,311	—	5,311
General and administrative	13,822	19,521	27,260	37,333
Depreciation, depletion and amortization	83,559	76,913	157,480	148,052
Asset impairments	—	—	24,977	—
Goodwill impairment	—	—	132,026	—
Total operating expenses	290,302	448,648	773,745	870,565

INCOME (LOSS) FROM OPERATIONS	(35,100)	68,406	(167,780)	173,091

Interest expense, net	(11,446)	(10,711)	(23,725)	(22,133)
Interest income	30	138	82	229
Equity method investment income	137	550	588	874
Equity securities income	—	—	—	12,906
Acquisition gain	—	—	—	177,043
Other expense	(377)	(13)	(733)	(142)
INCOME (LOSS) BEFORE INCOME TAXES	(46,756)	58,370	(191,568)	341,868

INCOME TAX EXPENSE (BENEFIT)	(77)	186	(182)	80

NET INCOME (LOSS)	(46,679)	58,184	(191,386)	341,788

LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	15	(114)	(61)	(7,290)

NET INCOME (LOSS) ATTRIBUTABLE TO ARLP	$(46,664)	$58,070	$(191,447)	$334,498

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$(0.37)	$0.44	$(1.51)	$2.57

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	128,391,191	127,133,764	128,271,158

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,106	$36,482
Trade receivables	104,361	161,679
Other receivables	281	256
Inventories, net	88,393	101,305
Advance royalties	344	1,844
Prepaid expenses and other assets	12,697	18,019
Total current assets	241,182	319,585
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,615,721	3,684,008
Less accumulated depreciation, depletion and amortization	(1,700,741)	(1,675,022)
Total property, plant and equipment, net	1,914,980	2,008,986
OTHER ASSETS:
Advance royalties	60,074	52,057
Equity method investments	27,705	28,529
Goodwill	4,373	136,399
Operating lease right-of-use assets	15,821	17,660
Other long-term assets	21,493	23,478
Total other assets	129,466	258,123
TOTAL ASSETS	$2,285,628	$2,586,694

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$51,184	$80,566
Accrued taxes other than income taxes	19,783	15,768
Accrued payroll and related expenses	39,234	36,575
Accrued interest	5,376	5,664
Workers' compensation and pneumoconiosis benefits	11,175	11,175
Current finance lease obligations	699	8,368
Current operating lease obligations	1,954	3,251
Other current liabilities	18,947	21,062
Current maturities, long-term debt, net	55,746	13,157
Total current liabilities	204,098	195,586
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	704,661	768,194
Pneumoconiosis benefits	96,035	94,389
Accrued pension benefit	42,924	44,858
Workers' compensation	46,597	45,503
Asset retirement obligations	136,072	133,018
Long-term finance lease obligations	1,850	2,224
Long-term operating lease obligations	13,904	14,316
Other liabilities	16,335	23,182
Total long-term liabilities	1,058,378	1,125,684
Total liabilities	1,262,476	1,321,270

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 and 126,915,597 units outstanding, respectively	1,087,782	1,331,482
Accumulated other comprehensive loss	(76,116)	(77,993)
Total ARLP Partners' Capital	1,011,666	1,253,489
Noncontrolling interest	11,486	11,935
Total Partners' Capital	1,023,152	1,265,424
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,285,628	$2,586,694

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES	$170,168	$301,703

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(84,245)	(165,627)
Change in accounts payable and accrued liabilities	(6,508)	4,442
Proceeds from sale of property, plant and equipment	2,739	701
Distributions received from investments in excess of cumulative earnings	551	2,358
Payments for acquisitions of businesses, net of cash acquired	—	(185,935)
Cash received from redemption of equity securities	—	134,288
Net cash used in investing activities	(87,463)	(209,773)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	12,800	118,000
Payments under securitization facility	(47,700)	(135,000)
Proceeds from equipment financings	14,705	10,000
Payments on equipment financings	(6,494)	(253)
Borrowings under revolving credit facilities	70,000	90,000
Payments under revolving credit facilities	(60,000)	(195,000)
Payments on finance lease obligations	(8,043)	(16,554)
Payment of debt issuance costs	(5,776)	—
Payments for purchases of units under unit repurchase program	—	(5,251)
Net settlement of withholding taxes on issuance of units in deferred compensation plans	(1,310)	(7,817)
Distributions paid to Partners	(51,753)	(138,500)
Other	(510)	(490)
Net cash used in financing activities	(84,081)	(280,865)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,376)	(188,935)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	36,482	244,150

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$35,106	$55,215

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "Adjusted net income (loss) attributable to ARLP" (in thousands).

Adjusted net income (loss) attributable to ARLP is defined as net income (loss) attributable to ARLP modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments and acquisition gains.

Adjusted net income (loss) attributable to ARLP should not be considered as an alternative to net income (loss) attributable to ARLP or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income (loss) attributable to ARLP excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

●	our operational trends and performance relative to other coal and mineral companies;
●	the comparability of our performance to earnings estimates provided by security analysts; and
●	our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income (loss) attributable to ARLP is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2020	2019	2020	2019	2020

Net income (loss) attributable to ARLP	$(46,664)	$58,070	$(191,447)	$334,498	$(144,783)
Asset impairments	—	—	24,977	—	24,977
Goodwill impairment	—	—	132,026	—	132,026
Acquisition gain	—	—	—	(177,043)	—
Acquisition gain attributable to noncontrolling interest	—	—	—	7,083	—
Adjusted net income (loss) attributable to ARLP	$(46,664)	$58,070	$(34,444)	$164,538	$12,220

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments and acquisition gains.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income (loss) attributable to ARLP, net income (loss), income (loss) from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2020	2019	2020	2019	2020

Net income (loss) attributable to ARLP	$(46,664)	$58,070	$(191,447)	$334,498	$(144,783)
Depreciation, depletion and amortization	83,559	76,913	157,480	148,052	73,921
Interest expense, net	11,925	10,811	24,709	22,396	12,784
Capitalized interest	(509)	(238)	(1,066)	(492)	(557)
Income tax expense (benefit)	(77)	186	(182)	80	(105)
EBITDA	48,234	145,742	(10,506)	504,534	(58,740)
Asset impairments	—	—	24,977	—	24,977
Goodwill impairment	—	—	132,026	—	132,026
Acquisition gain	—	—	—	(177,043)	—
Acquisition gain attributable to noncontrolling interest	—	—	—	7,083	—
Adjusted EBITDA	48,234	145,742	146,497	334,574	98,263
Interest expense, net	(11,925)	(10,811)	(24,709)	(22,396)	(12,784)
Income tax (expense) benefit	77	(186)	182	(80)	105
Estimated maintenance capital expenditures (1)	(21,010)	(55,901)	(59,992)	(118,970)	(38,982)
Distributable Cash Flow	$15,376	$78,844	$61,978	$193,128	$46,602
Distributions paid to partners	$—	$69,489	$51,753	$138,500	$51,753
Distribution Coverage Ratio	—	1.13	1.20	1.39	0.90

(1)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2020 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.86 per ton produced compared to the estimated $5.57 per ton produced in 2019. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others. We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2020	2019	2020	2019	2020

Cash flows from operating activities	$91,449	$157,997	$170,168	$301,703	$78,719
Capital expenditures	(33,881)	(81,584)	(84,245)	(165,627)	(50,364)
Free cash flow	$57,568	$76,413	$85,923	$136,076	$28,355

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Segment Adjusted EBITDA Expense – Coal excludes expenses of our Minerals segment.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2020	2019	2020	2019	2020

Operating expense	$187,164	$314,273	$421,506	$617,001	$234,342
Outside coal purchases	—	5,311	—	5,311	—
Other expense	377	13	733	142	356
Segment Adjusted EBITDA Expense	187,541	319,597	422,239	622,454	234,698
Minerals expenses	(1,119)	(1,765)	(2,002)	(3,592)	(883)
Segment Adjusted EBITDA Expense - Coal	$186,422	$317,832	$420,237	$618,862	$233,815
Divided by tons sold	5,186	10,216	12,437	20,537	7,251
Segment Adjusted EBITDA Expense per ton	$35.95	$31.11	$33.79	$30.13	$32.25

Segment Adjusted EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, asset and goodwill impairments and acquisition gain.  Segment Adjusted EBITDA – Coal excludes the contribution of our Minerals segment and equity securities income to allow management to focus solely on the operating performance of our coal segments.

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2020	2019	2020	2019	2020

Adjusted EBITDA (See reconciliation to GAAP above)	$48,234	$145,742	$146,497	$334,574	$98,263
General and administrative	13,822	19,521	27,260	37,333	13,438
Segment Adjusted EBITDA	62,056	165,263	173,757	371,907	111,701
Minerals segment	(6,881)	(11,098)	(20,636)	(20,230)	(13,755)
Equity securities income	—	—	—	(12,906)	—
Segment Adjusted EBITDA – Coal	$55,175	$154,165	$153,121	$338,771	$97,946
Divided by tons sold	5,186	10,216	12,437	20,537	7,251
Segment Adjusted EBITDA per ton	$10.64	$15.09	$12.31	$16.50	$13.51